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                                                                 EXHIBIT 10.37


[Ibis Technology Corporation Logo]
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                                             August 28, 1997

Mr. Mark Bone
Orion Equipment, Inc.
528 Weddell Drive
Sunnyvale, California  94089-2113

Dear Mark:

     I would like to follow up on our recent telephone conversation in regard to the license agreement between Ibis Technology Corporation and Orion Equipment, Inc. dated June 27, 1996 (the "License Agreement"). It is my understanding that Orion would now like to exercise the option set forth in Section 2.2 of the Agreement in order to develop and market an `original 1-D Magnetic Scanning Machine' (complete implanter). As we discussed, I propose that the payment of the Option Exercise Fee set forth in Section 3.2 is modified.

     By Orion's execution hereof, it acknowledges that Orion has exercised the option set forth in Section 2.2. The Option Exercise Fee set forth in Section
3.2 is hereby amended such that $125,000 of the $380,000 Fee is due as of the date hereof and the balance of $255,000 shall be due one year from the date hereof. If Orion fails to pay the balance of $255,000 at that time, the license described in Section 2.2 shall terminate and be of no further force and effect.

     It is understood that any payments of the Option Exercise Fee described above and the Initial License Fee as described in our License Agreement, dated June 27, 1996, will be applied as specified in Article 3.3 of this Agreement in the event that Orion Equipment, Inc. is acquired by or enters into a strategic relationship with a third party to the extent the assignment of the license is permitted under this Agreement.

     The above paragraphs are the only modification to the License Agreement. If the above modification is in accordance with your understanding of our telephone conversation, please sign below and return this letter to me. The duplicate copy is for your files.

                                   Sincerely,

                                   /s/ Geoffrey Ryding
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                                       Geoffrey Ryding
                                       President and Chief Executive Officer



Agreed to:

Orion Equipment, Inc.

By: /s/ Mark R. Bone
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Title: C.F.O.
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       Ibis Technology Corporation 32 Cherry Hill Drive Danvers, MA 01923
         Telephone (508) 777-4247 or (508) 777-IBIS Fas (508) 777-6570